424(b)5
Filed pursuant to Registration
Numbers 333-101457 and
333-121510
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 7, 2005)
5,300,000 Shares
Common Stock

We are offering 5,300,000 shares of our common stock, no par value per share.
Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “PNW.” The last reported sale price of our common stock on the New York Stock Exchange on April 27, 2005 was $42.48 per share.
Investing in our common stock involves risks. See “Risk Factors” on page S-4 of this prospectus supplement.

	Per Share	Total

Public offering price	$ 42.00	$222,600,000
Underwriting discounts and commissions	$ 1.365	$ 7,234,500
Proceeds, before expenses, to us	$40.635	$215,365,500
We have granted the underwriters a 30-day option to purchase up to 795,000 additional shares of our common stock, on the same terms set forth above, if the underwriters sell more than 5,300,000 shares of common stock in this offering. See “Underwriting”.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about May 2, 2005.

Lehman Brothers

Citigroup	Credit Suisse First Boston
April 27, 2005

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides more general information, some of which does not apply to the offering of our common stock. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled “Where You Can Find More Information.”

     You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents we incorporated by reference. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers

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and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

     References in the prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us” and “the company” refer to Pinnacle West Capital Corporation and its subsidiaries, unless the context requires otherwise.

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SUMMARY

     This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, which are described under “Where You Can Find More Information” below in this prospectus supplement.

The Offering

Issuer	Pinnacle West Capital Corporation. Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004 (telephone 602-250-1000).
Common stock offered	5,300,000 shares.
Underwriters’ option to Purchase Additional Shares	We have also granted the underwriters an option to purchase up to 795,000 additional shares of common stock if the underwriters sell more than 5,300,000 shares of common stock.
Common stock to be outstanding after the offering	97,511,674 shares.[1]
Use of proceeds	We anticipate using the aggregate net proceeds from this offering for general corporate purposes, including making capital contributions to Arizona Public Service Company (“APS”), our major subsidiary. See “Use of Proceeds.”
Trading symbol	Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “PNW.”

[1]	Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock. The information regarding shares to be outstanding after the offering is based on the number of shares outstanding as of April 27, 2005, and excludes shares issuable (a) upon exercise of our outstanding options or otherwise reserved for issuance under our employee benefit plans and (b) under our Investors Advantage Plan. “See Description of Capital Stock” below for information concerning shares reserved for issuance.

Current indicated quarterly dividend
$0.475 per share. See “Price Range of Common Stock and Dividend Policy” below for information about historical dividends paid per common share and our dividend policy. On March 23, 2005, our board of directors declared a quarterly common stock dividend of $0.475 cents per share to holders of record on May 2, 2005, payable June 1, 2005. Purchasers of the shares of common stock offered hereby who hold such shares on the record date will be entitled to receive this dividend.

Risk factors
Your investment in our common stock will involve risks. You should carefully consider the information referred to in the section entitled “Risk Factors” and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including information under the heading “Forward-Looking Statements,” before deciding whether to purchase our common stock.

Summary Consolidated Financial Data

     We are providing the following summary consolidated financial data to assist you in analyzing an investment in our common stock. We derived the financial information presented below as of and for each of the three years in the period ended December 31, 2004 from our audited consolidated financial statements. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” below.

	Years Ended December 31,
	2004	2003	2002
	(in millions, except per share data)
Income Statement Data:
Operating Revenues	$2,900	$2,759	$2,405
Operating Income	506	474	551
Interest Charges and Financing Costs	180	175	143
Income From Continuing Operations	235	226	237
Net Income	243	241	149
Earnings per Share From Continuing Operations
Basic	$2.57	$2.47	$2.79
Diluted	$2.57	$2.47	$2.78
Dividends Per Share	$1.825	$1.725	$1.625
Average Shares Outstanding (000’s)
Basic	91,397	91,265	84,903
Diluted	91,532	91,405	84,964
Cash Flow Information:
Cash Flow From Operations	$842	$901	$861
Capital Expenditures	538	713	909

	As of December 31,
	2004	2003	2002
	(in millions)
Balance Sheet Data:
Total Assets	$9,897	$9,519	$9,139

Short-term Debt, including current maturities	$688	$791	$509
Long-term Debt, less current maturities	2,585	2,617	2,744
Common Shareholders’ Equity	2,950	2,830	2,686

Total Capitalization	$6,223	$6,238	$5,939

RISK FACTORS

     See the discussion of risk factors contained in Exhibit 99.31 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about certain risks relating to our business and an investment in our common stock.

     Before purchasing our common stock, you should carefully consider the discussion of such risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including information under the heading “Forward-Looking Statements” below. Although we have tried to discuss key factors in such risk factors and other information, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to management. When we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “predict,” “hope,” “may,” “require,” “assume,” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. Because actual results may differ materially from expectations, you should not place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought. In addition to those described in the information referred to under “Risk Factors” above, these factors include, but are not limited to:

•	state and federal regulatory and legislative decisions and actions, including by the Federal Energy Regulatory Commission (“FERC”);

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory, legislative and judicial proceedings relating to the restructuring;

•	market prices for electricity and natural gas;

•	power plant performance and outages;

•	transmission outages and constraints;

•	weather variations affecting local and regional customer energy usage;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	the uncertainty that current credit ratings will remain in effect for any given period of time;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	the performance of our marketing and trading activities due to volatile market liquidity and any deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	changes in accounting principles generally accepted in the United States of America and the interpretation of those principles;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to our pension plan and nuclear decommissioning trust funds, as well as the reported costs of providing pension and other postretirement benefits;

•	technological developments in the electric industry;

•	the strength of the real estate market in the areas in which our subsidiary, SunCor Development Company, operates, which include Arizona, Idaho, New Mexico and Utah; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

     We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this prospectus supplement and the accompanying prospectus, including in the information incorporated by reference in this prospectus supplement and the accompanying prospectus. Except for our obligations under the federal securities laws, we have no obligation to update or revise any forward-looking statements.

BUSINESS OF PINNACLE WEST CAPITAL CORPORATION

Business Overview

     We were incorporated in 1985 under the laws of the State of Arizona and own all of the outstanding equity securities of APS, our major subsidiary. APS is a vertically-integrated electric utility that provides either retail or wholesale electric service to most of the state of Arizona, with the major exceptions of about one-half of the Phoenix metropolitan area, the Tucson metropolitan area and Mohave County in northwestern Arizona. Through its marketing and trading division, APS also generates, sells and delivers electricity to wholesale customers in the western United States.

     Our other significant subsidiaries are:

•	Pinnacle West Energy Corporation (“PWEC”), which owns and operates unregulated generating plants;

•	APS Energy Services Company, Inc., which provides competitive energy services and products in the western United States; and

•	SunCor Development Company (“SunCor”), which is engaged in real estate development activities.

Recent Developments

     Selected First Quarter Results

     The following table presents our unaudited data relating to consolidated results of operation for the three month periods ended March 31, 2005 and March 31, 2004. (All dollar amounts are in millions except earnings per share which is on a fully diluted basis.)

	Three month period ended March 31,
	2005	2004
Total Revenue	$615	$566
Operating Income	$85	$84
Net Income	$24	$31
Earnings Per Share	$0.27	$0.34

     Results for the three month period ended March 31, 2005 were positively impacted by higher retail sales at APS due to customer growth of 4 percent; lower replacement power costs attributable to fewer unplanned outages; lower gas and power prices; the absence of regulatory asset amortization; and higher earnings at SunCor.

     These positive items were more than offset by a number of factors, including a net increase in costs related to placing the Silverhawk Power Station into service in mid-2004; an increase in operating costs primarily related to customer service, generation and benefits costs;

the effects of milder weather; lower results from our competitive retail operations, and increased property taxes.

     Decision in APS’ Rate Case

     On April 7, 2005, the Arizona Corporation Commission (“ACC”) issued an order in APS’ general rate case. In its order, the ACC approved the settlement agreement entered into in August of 2004 by APS, the ACC staff and other parties relating to APS’ rate case, effective April 1, 2005, with certain revisions. Certain key financial components of the order include:

•	APS received an annual retail rate increase of approximately $75.5 million, or 4.21%. This increase does not include the impact of the power supply adjuster (“PSA”), discussed below, which is estimated to be 5% in 2006. These increases could be further impacted if the ACC approves additional surcharges.

•	The settlement agreement and ACC order implement the PSA, which provides for the annual adjustment of rates to reflect variations in fuel and purchased power costs, subject to specified parameters and procedures, including the following:

•	APS will record deferrals for recovery or refund to the extent actual fuel and purchased power costs vary from $0.020743 per kWh;

•	amounts to be recovered or refunded through the PSA are limited to plus or minus $0.004 per kWh over the life of the PSA;

•	in addition, the ACC order provides for a surcharge mechanism as follows:

•	each time the accumulated pretax net deferrals reach $50 million, APS must notify the ACC, but prior to the deferral balance exceeding $100 million, APS must file with the ACC to recover or refund such deferral balance through a surcharge;

•	amounts recovered or refunded through any surcharge are not included in the $0.004 per kWh PSA limit;

•	the recoverable amount of net fuel and purchased power costs is capped at $776.2 million per year (APS does not expect such costs to exceed $776.2 million in 2005 or 2006);

•	the PSA will remain in effect for a minimum five-year period, but the ACC may eliminate the PSA at any time, if appropriate, if APS files a rate case before the expiration of the five-year period or if APS does not comply with the terms of the PSA; and

•	the first adjustment of rates under the PSA would occur on April 1, 2006, unless the ACC approves a special surcharge prior to that date.

•	The self-build moratorium for generating plants to be in service prior to January 1, 2015 was modified to include the acquisition of a generating unit, or an interest in a generating unit, from any utility or merchant generator without prior ACC approval.

•	APS was authorized to acquire Redhawk Units 1 and 2, West Phoenix Units 4 and 5, and Saguaro Unit 3, which are dedicated to serving APS’ customers (the “PWEC Dedicated Assets”) from PWEC, with a net carrying value of approximately $850 million, and to rate base the PWEC Dedicated Assets at a rate base value of $700 million, which will result in a mandatory rate base disallowance of approximately $150 million. As a result, for financial reporting purposes, APS will recognize a one-time, after-tax net plant write-off of approximately $90 million in the period when the assets are recorded on APS’ books. This transfer remains subject to approval of the FERC.

•	To bridge the time between the effective date of the rate increase and the actual date the PWEC Dedicated Assets transfer, effective April 1, 2005, APS and PWEC entered into a cost-based purchase power agreement (the “Bridge PPA”), which is based on the value of the PWEC Dedicated Assets. When the Bridge PPA became effective, prior power purchase agreements entered into between APS and PWEC were terminated. The Bridge PPA will remain in effect until the FERC approves the transfer of the PWEC Dedicated Assets to APS and the transfer is completed.

•	If the FERC were to issue an order denying APS’ request to acquire the PWEC Dedicated Assets, the Bridge PPA would become a 30-year purchase power agreement, with prices reflecting cost-of-service as if APS had acquired and rate-based the PWEC Dedicated Assets at the value described above.

•	If the FERC were to issue an order (a) approving APS’ request to transfer the PWEC Dedicated Assets at a value materially less than $700 million, (b) approving the transfer of fewer than all of the PWEC Dedicated Assets, or (c) that was materially inconsistent with the ACC order, APS would file an appropriate application with the ACC so that rates could be adjusted. In these circumstances, the Bridge PPA would continue at least until the conclusion of the subsequent proceeding to consider any appropriate adjustment to APS’ rates.

     Repayment of APS’ Loan to PWEC

     On May 12, 2003, APS issued $500 million of debt in the public markets and made a $500 million loan to PWEC consistent with a financing order issued by the ACC on April 4, 2003. PWEC distributed the net proceeds of that loan to us to fund the repayment of a portion of the debt we incurred to finance the construction of the PWEC Dedicated Assets. The loan to PWEC was secured by the PWEC Dedicated Assets.

     On April 11, 2005, PWEC issued $500 million of Floating Rate Notes due 2007 (the “PWEC Notes”) and used the proceeds, along with other monies provided by PWEC, to repay the APS loan in full. Upon repayment, APS released its security interest in the PWEC Dedicated Assets. The PWEC Notes are fully and unconditionally guaranteed by us.

USE OF PROCEEDS

     We expect that our net proceeds from the sale of the 5,300,000 shares of our common stock offered by this prospectus supplement will be approximately $215 million, after deducting the underwriters’ discounts and commissions but before deducting our expenses in connection with this offering. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that our net proceeds will be approximately $248 million.

     We anticipate using the net proceeds of the offering for general corporate purposes, including making capital contributions to APS, which will, in turn, use such funds to pay a portion of the approximately $190 million purchase price of its pending acquisition of the Sundance Power Plant and other capital expenditures expected to be incurred to meet the growing needs of APS’ service territory. Pending completion of the Sundance acquisition and the incurrence of other capital expenditures, APS may temporarily invest the funds in short-term debt instruments. If we do not use the proceeds immediately, we may temporarily invest them in short-term debt instruments.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock currently consists of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock. Pursuant to our shareholder rights plan, each share of our common stock currently has attached to it one preferred share purchase right. Each share of common stock to be issued by us in this offering will also have attached to it a preferred share purchase right under our shareholder rights plan. We have issued and have outstanding approximately 92,211,674 shares of our common stock (as of April 27, 2005) and no shares of our preferred stock, and we have reserved for issuance approximately 26,716,765 shares of our common stock (as of April 27, 2005) and 4,400,000 shares of our preferred stock (under our shareholder rights plan). For a further description of the terms and conditions of our capital stock, see “Description of Preferred Stock” and “Description of Common Stock” in the accompanying prospectus.

CONSOLIDATED CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2004, on an actual basis and on an as adjusted basis reflecting:

•	the sale of 5,300,000 shares of our common stock offered pursuant to this prospectus supplement, after deducting the underwriters’ discounts and commissions, but before deducting our expenses in connection with this offering, and the application of the net proceeds as described in this prospectus supplement under the caption “Use of Proceeds”;

•	the issuance by PWEC of the PWEC Notes, with our guarantee, and the repayment of the APS Loan as described above under the heading “Business of Pinnacle West Capital Corporation – Recent Developments – Repayment of APS’ Loan to PWEC”;

•	the repayment on January 15, 2005 of $100,000,000 in aggregate principal amount of APS’ 6.25% Notes Due 2005; and

•	the redemption on May 1, 2005 of $165,000,000 in aggregate principal amount of our Floating Rate Notes due November 1, 2005.

     The table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2004
	(in millions)
	ACTUAL	% OF CAPITALIZATION	AS ADJUSTED	% OF CAPITALIZATION
Cash and Cash Equivalents	$163	—	$163	—
Investment in debt securities	181	—	631	—

Total cash and investment in debt securities	$344	—	$794	—

Short-term Debt, including current maturities	$688	11%	$423	6.4%
Long-term Debt, less current maturities	2,585	42%	3,085	46.2%
Common Shareholders’ Equity	2,950	47%	3,165	47.4%

Total Capitalization	$6,223	100%	$6,673	100%

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is currently listed on the New York Stock Exchange and trades under the symbol “PNW.” The following table sets forth the high and low sales prices for transactions involving our common stock for each calendar quarter, as reported on the New York Stock Exchange Composite Tape, and related dividends paid per common share during such periods.

	High	Low	Dividend
2005
Second Quarter (through April 27, 2005)	$44.07	$41.29	--	(1)
First Quarter	44.87	40.99	$0.475
2004
Fourth Quarter	$45.84	$41.61	$0.475
Third Quarter	42.99	39.63	$0.450
Second Quarter	41.50	36.30	$0.450
First Quarter	40.81	36.90	$0.450
2003
Fourth Quarter	$40.48	$34.91	$0.450
Third Quarter	38.03	32.87	$0.425
Second Quarter	39.59	31.35	$0.425
First Quarter	37.13	28.34	$0.425

(1)	On March 23, 2005, our board of directors declared a quarterly common stock dividend of $0.475 cents per share to holders of record on May 2, 2005, payable June 1, 2005. Purchasers of the shares of common stock offered hereby who hold such shares on the record date will be entitled to receive this dividend.

     On April 27, 2005, the last reported sale price of our common stock as reported on the New York Stock Exchange Composite Tape was $42.48 per share. As of April 25, 2005, there were approximately 34,089 holders of record of our common stock.

     Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. There is currently no preferred stock outstanding. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors that our Board of Directors considers relevant.

UNDERWRITING

     Lehman Brothers Inc. is acting as the representative of the underwriters. Under the terms and conditions of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us, subject to the conditions contained in the underwriting agreement, the number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.	3,180,000
Citigroup Global Markets Inc.	1,060,000
Credit Suisse First Boston LLC	1,060,000

Total:	5,300,000

     The underwriting agreement provides that the underwriters’ obligation to purchase the common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

     The underwriters have advised us that they propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus supplement, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $0.819 per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $0.10 per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

     The following table summarizes the underwriting discounts and commissions to be paid to the underwriters by us. The underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 795,000 shares. The underwriting discounts and commissions equal 3.25% of the public offering price.

	Amount We Will Pay
	No Exercise	Full Exercise
Per Share	$ 1.365	$ 1.365
Total	$7,234,500	$8,319,675

     We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $250,000.

Option to Purchase Additional Shares

     We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 795,000 shares at the public offering price less underwriting discounts and commissions on the same terms and conditions as set forth above, except that if the underwriters exercise this option after the date of delivery of the shares set forth on the cover page of this prospectus supplement, the underwriters will deduct from the purchase price the amount per share of the first quarter dividend described in the footnote to the table under “Price Range of Common Stock and Dividend Policy” above. The underwriters may exercise this option if they sell more than 5,300,000 shares in the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the preceding table.

Lock-Up Agreements

     For a period of ninety (90) days after April 27, 2005 (the “Lock-up Period”), all of our directors and executive officers have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Lehman Brothers Inc. Any common stock received upon exercise of options granted to our directors and executive officers is also subject to these restrictions. These restrictions do not apply to (a) withholding of a portion of common stock to which a director or executive officer would otherwise be entitled upon the vesting or exercise of an equity incentive award to satisfy applicable tax withholding requirements, (b) a bona fide gift or a transfer of common stock to a family member or trust if the gift recipient or transferee agrees to be bound by the restrictions mentioned above, or (c) any common stock acquired in the open market after completion of this offering. Our directors and executive officers have also agreed not to make any demand for or exercise any right with respect to the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock during the Lock-up Period, without the prior written consent of Lehman Brothers Inc.

Indemnification

     We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

     The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates a syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

     If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

     The underwriters and/or their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and/or their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

Electronic Distribution

     A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

     Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

EXPERTS

     The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Pinnacle West Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and the financial statement schedule and includes an explanatory paragraph referring to the change in 2002 in the method of accounting for trading activities, (2) expresses an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Certain legal matters with respect to the offering of common stock described in this prospectus supplement will be passed upon for us by Snell & Wilmer L.L.P., Phoenix, Arizona. Certain legal matters with respect to the offering of common stock described in this prospectus supplement will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop Shaw Pittman LLP. Pillsbury Winthrop Shaw Pittman LLP may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at 450 Fifth Street NW, in Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104. Our filings with the SEC are also available on our web site at http://www.pinnaclewest.com. The information on our web site is not part of this prospectus supplement or the accompanying prospectus.

     We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the common stock offered in this prospectus supplement is sold, excluding, in each case, information deemed furnished and not filed:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

(2)	our Current Reports on Form 8-K filed January 28, 2005, March 1, 2005, March 29, 2005, April 13, 2005, and April 26, 2005.

     You may request a copy of these filings and will receive a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pinnacle West Capital Corporation
Office of the Secretary
Station 9068
P. O. Box 53999
Phoenix, Arizona 85072-3999
(602) 250-3252

Prospectus

PINNACLE WEST CAPITAL CORPORATION

$500,000,000

Debt Securities
Preferred Stock
Common Stock
Purchase Contracts
Units

     We may offer and sell these securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

     Each time we sell these securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and any supplement, as well as the documents incorporated by reference in this prospectus, before you invest in any of these securities.

     See “Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider before investing in these securities.

     Our principal executive offices are located at 400 North Fifth Street, Phoenix, AZ 85004. Our telephone number is (602) 250-1000.

     Our common stock is listed on the New York Stock Exchange under the symbol “PNW.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     We may offer and sell these securities directly to purchasers, through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods. Additional information on our plan of distribution can be found inside under “Plan of Distribution.” We will describe the plan of distribution for any securities in the relevant prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts.

     This prospectus may not be used to consummate sales of these securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is January 7, 2005

     Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$,” “dollars,” “U.S. dollars,” or “U.S.$”).

RISK FACTORS

     Before purchasing our securities you should carefully consider the following risk factors as well as the other information contained in this prospectus and the information incorporated by reference in order to evaluate an investment in our securities. Although we have tried to discuss key factors in this prospectus, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The documents we file with the SEC after the date of this prospectus may contain additional risk factors, or updates to the risk factors discussed below, which you should consider. See “Where You Can Find More Information.”

     We cannot predict the outcome of the general rate case of Arizona Public Service Company (“APS”), our principal subsidiary, pending before the Arizona Corporation Commission (the “ACC”).

     On June 27, 2003, APS filed a request with the ACC to increase its annual retail electricity revenues by approximately $175.1 million, or 9.8%, effective July 1, 2004. On August 18, 2004, a substantial majority of the parties to the rate case, including APS, the ACC staff, the Residential Utility Consumer Office, other customer groups, and merchant power plant intervenors entered into an agreement that proposes terms under which the rate case would be settled (the “Agreement”). The Agreement is subject to ACC approval. Key financial components of the Agreement are as follows:

•	APS would receive an annual retail rate increase of approximately $75.5 million, or 4.21%. The increase would consist of an increase in base rates of approximately 3.77% and an increase of approximately 0.44% for recovery over five years of the past costs of APS’ compliance with the ACC’s retail electric competition rules (the “Rules”).

•	APS would acquire from Pinnacle West Energy Corporation (“Pinnacle West Energy”) Redhawk Combined Cycle Units 1 and 2, West Phoenix Combined Cycle Units 4 and 5, and Saguaro Combustion Turbine Unit 3 (collectively, the “Dedicated Assets”) and rate base the Dedicated Assets at a rate base value of $700 million, which would result in a regulatory rate base disallowance of $148 million. As a result, for financial reporting purposes, we would recognize a one-time, after-tax net plant write-off of approximately $88 million in the period when the plant transfer to APS is completed, and would reduce annual depreciation expense by approximately $5 million.

•	To bridge the time between the effective date of the rate increase and the actual date the Dedicated Assets transfer, APS and Pinnacle West Energy would enter into a cost-based purchase power agreement (the “Bridge PPA”), which would be based on the value of the Dedicated Assets described in the previous bullet point. The Bridge PPA would remain in effect until the Federal Energy Regulatory Commission (the “FERC”) approves the transfer of the Dedicated Assets to APS and the transfer is completed.

•	If the FERC were to issue an order denying APS’ request to acquire the Dedicated Assets, the Bridge PPA would become a 30-year purchased power agreement, with prices reflecting cost-of-service as if APS had acquired and rate-based the Dedicated Assets at the value described above.

•	If the FERC were to issue an order (a) approving APS’ request to transfer the Dedicated Assets at a value materially less than $700 million, (b) approving the transfer of fewer than all of the Dedicated Assets, or (c) that was materially inconsistent with the Agreement, APS would file an appropriate application with the ACC so that rates could be adjusted. In these circumstances, the Bridge PPA would continue at least until the conclusion of the subsequent proceeding to consider any appropriate adjustment to APS’ rates.

•	A power supply adjuster would provide for the recovery of fuel and purchased power costs, subject to specified parameters and procedures.

•	APS would not restore and recover in rates the $234 million write-off recorded in 1999 as a result of a 1999 settlement agreement approved by the ACC related to the implementation of retail electric competition in Arizona (the “1999 Settlement Agreement”).

•	APS would adopt longer service lives than originally requested for certain depreciable assets.

     This general rate case, including the proposed settlement, is the key issue affecting our financial outlook. ACC hearings on the Agreement concluded on December 3, 2004. The parties are awaiting the issuance of a recommended opinion and order from the administrative law judge, after which the ACC is expected to consider the proposed settlement. We cannot predict the outcome of this matter.

     The procurement of wholesale power by APS without the ability to adjust retail rates could have an adverse impact on our business and financial results.

     Although the Rules allow retail customers to have access to competitive providers of energy and energy services, under the Rules, APS is the “provider of last resort” for standard-offer, full-service customers under rates that have been approved by the ACC. In the event of shortfalls of electricity due to unforeseen increases in load demand or generation or transmission outages, APS may need to purchase additional supplemental power in the wholesale spot market. At various times, prices in the spot wholesale market have significantly exceeded the amount included in APS’ current retail rates. There can be no assurance that APS would be able to fully recover the costs of this power. Although the proposed settlement of APS’ general rate case would, among other things, allow APS to recover purchased power costs, there can be no assurance that the settlement agreement will be approved by the ACC as proposed.

     Deregulation or restructuring of the electric industry may result in increased competition, which could have a significant adverse impact on our business and our financial results.

     Retail competition could have a significant adverse financial impact on us due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. Under the Rules, as modified by the 1999 Settlement Agreement, APS was required to transfer all of its competitive electric assets and services to an unaffiliated party or parties or to a separate corporate affiliate or affiliates no later than December 31, 2002. To satisfy this requirement, APS had planned to transfer its generation assets to Pinnacle West Energy. Pursuant to an ACC order dated September 10, 2002, the ACC unilaterally modified the 1999 Settlement Agreement and directed APS to cancel any plans to divest interests in any of its generating assets. The ACC further established a requirement that APS solicit bids for certain estimated amounts of capacity and energy for periods beginning July 1, 2003. Pinnacle West Energy bid on and entered into contracts to supply most of APS’ requirements in the summer months through September 2006. In addition, as discussed above, a proposed settlement of APS’ general rate case would result in Pinnacle West Energy transferring a significant amount of generation assets to APS. These regulatory developments and legal challenges to the Rules have raised considerable uncertainty about the status and pace of retail electric competition and of electric restructuring in Arizona. Although some very limited retail competition existed in APS’ service area in 1999 and 2000, there are currently no active retail competitors offering unbundled energy or other utility services to APS’ customers. As a result, we cannot predict when, and the extent to which, additional competitors will re-enter APS’ service territory.

     As a result of changes in federal law and regulatory policy, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, and wholesale power marketers and brokers. This increased competition could affect our load forecasts, plans for power supply and wholesale energy sales and related revenues. As a result of the changing regulatory environment and the relatively low barriers to entry, we expect wholesale competition to increase. As competition continues to increase, our financial position and results of operations could be adversely affected.

     We are subject to complex government regulation that may have a negative impact on our business and our results of operations.

     We are, directly and through our subsidiaries, subject to governmental regulation that may have a negative impact on our business and results of operations. We are a “holding company” within the meaning of the Public Utility Holding Company Act of 1935 (“PUHCA”); however, we are exempt from the provisions of PUHCA (except Section 9(a)(2) thereof) by virtue of our filing of an annual exemption statement with the Securities and Exchange Commission (the “SEC”).

     APS is subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influence its operating environment and may affect its ability to recover costs from utility customers. APS is required to have numerous permits, approvals and certificates from the agencies that regulate APS’ business. The FERC, the Nuclear Regulatory Commission (“NRC”), the Environmental Protection Agency (“EPA”), and the ACC regulate many aspects of our utility operations, including siting and construction of facilities, customer service and the rates that APS can charge customers. We believe the necessary permits, approvals and certificates have been obtained for APS’ existing operations. However, changes in regulations or the imposition of additional regulations could have an adverse impact on our results of operations. We are also unable to predict the impact on our business and operating results from pending or future regulatory activities of any of these agencies.

     We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact our business plans, or expose us to environmental liabilities.

     We are subject to numerous environmental laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

     In addition, we may be a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.

     We cannot be sure that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from APS’ customers, could have a material adverse effect on our results of operations.

     There are inherent risks in the operation of nuclear facilities, such as environmental, health and financial risks and the risk of terrorist attack.

     Through APS, we have an ownership interest in and operate, on behalf of a group of owners, the Palo Verde Nuclear Generating Station (“Palo Verde”), which is the largest nuclear electric generating facility in the United States. Palo Verde is subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks and unscheduled outages due to equipment and other problems. We maintain nuclear decommissioning trust funds and external insurance coverage to minimize our financial exposure to some of these risks; however, it is possible that damages could exceed the amount of insurance coverage.

     The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of noncompliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Palo Verde, if an incident did occur, it could materially and adversely affect our results of operations or financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

     The operation of Palo Verde requires licenses that need to be periodically renewed and/or extended. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

     The uncertain outcome regarding the creation of regional transmission organizations, or RTOs, and implementation of the FERC’s standard market design may materially impact our operations, cash flows or financial position.

     In a December 1999 order, the FERC established characteristics and functions that must be met by utilities in forming and operating RTOs. The characteristics for an acceptable RTO include independence from market participants, operational control over a region large enough to support efficient and nondiscriminatory markets and exclusive authority to maintain short-term reliability. Additionally, in a pending notice of proposed rulemaking, the FERC is considering implementing a standard market design for wholesale markets. On October 16, 2001, APS and other owners of electric transmission lines in the Southwest filed with the FERC a request for a declaratory order confirming that its proposal to form WestConnect RTO, LLC would satisfy the FERC’s requirements for the formation of an RTO. On October 10, 2002, the FERC issued an order finding that the WestConnect proposal, if modified to address specified issues, could meet the FERC’s RTO requirements and provide the basic framework for a standard market design for the Southwest. On September 15, 2003, the FERC issued an order granting clarification and rehearing, in part, of its prior orders. In particular, this order approved the use of a physical congestion management scheme, which is used to allocate transmission rights on congested lines, for WestConnect for an initial phase-in period. The FERC indicated that the WestConnect utilities and the appropriate regional state advisory committee should develop a market-based congestion management scheme for subsequent implementation. APS is now participating in a cost/benefit analysis of implementing WestConnect, the results of which are expected to be completed in 2005.

     If APS ultimately joins an RTO, APS could incur increased transmission-related costs and receive reduced transmission service revenues; APS may be required to expand its transmission system according to decisions made by the RTO rather than its internal planning process; and APS may experience other impacts on its operations, cash flows or financial position that will not be quantifiable until the final tariffs and other material terms of the RTO are known.

     Recent events in the energy markets that are beyond our control may have negative impacts on our business.

     As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the filing of bankruptcy by the Enron Corporation, and investigations by governmental authorities into energy trading activities, companies generally in the regulated and unregulated utility businesses have been under an increased amount of public and regulatory scrutiny. The capital markets and rating agencies also have increased their level of scrutiny. We believe that we are in material compliance with all applicable laws, but it is difficult or impossible to predict or control what effect these or related issues may have on our business or our access to the capital markets.

     Our results of operations can be adversely affected by milder weather.

     Weather conditions directly influence the demand for electricity and affect the price of energy commodities. Electric power demand is generally a seasonal business. In Arizona, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions are milder. As a result, unusually mild weather could diminish our results of operations and harm our financial condition.

     Our cash flow largely depends on the performance of our subsidiaries.

     We conduct our operations primarily through subsidiaries. Substantially all of our consolidated assets are held by such subsidiaries. Accordingly, our cash flow is dependent upon the earnings and cash flows of these subsidiaries and their distributions to us. The subsidiaries are separate and distinct legal entities and have no obligation to make distributions to us.

     The debt agreements of some of our subsidiaries may restrict their ability to pay dividends, make distributions or otherwise transfer funds to us. As part of the ACC’s approval of a $500 million financing arrangement between APS and Pinnacle West Energy, an ACC order requires APS to maintain a common equity ratio of at least 40% and does not allow APS to pay common dividends if the payment would reduce its common equity below that threshold. As defined in the ACC financing order approving the arrangement, common equity ratio is common equity divided by common equity plus long-term debt, including current maturities of long-term debt. At September 30, 2004, APS’ common equity ratio was approximately 46%.

     The debt securities will be structurally subordinated to the debt securities and other obligations of our subsidiaries.

     Because we are structured as a holding company, all existing and future debt and other liabilities of our subsidiaries will be effectively senior in right of payment to our debt securities. None of the indentures under which we or our subsidiaries may issue debt securities limits our ability or the ability of our subsidiaries to incur additional debt in the future. The assets and cash flows of our subsidiaries will be available, in the first instance, to service their own debt and other obligations. Our ability to have the benefit of their assets and cash flows, particularly in the case of any insolvency or financial distress affecting our subsidiaries, would arise only through our equity ownership interests in our subsidiaries and only after their creditors have been satisfied.

     If we are not able to access capital at competitive rates, our ability to implement our financial strategy will be adversely affected.

     We rely on access to short-term money markets, longer-term capital markets and the bank markets as a significant source of liquidity and for capital requirements not satisfied by the cash flow from our operations. We believe that we will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of our credit ratings may increase our cost of borrowing or adversely affect our ability to access one or more financial markets. Such disruptions could include:

•	an economic downturn;

•	capital market conditions generally;

•	the bankruptcy of an unrelated energy company;

•	increased market prices for electricity and gas;

•	terrorist attacks or threatened attacks on our facilities or those of unrelated energy companies; or

•	the overall health of the utility industry.

     Changes in economic conditions could result in higher interest rates, which would increase our interest expense on our debt and reduce funds available to us for our current plans. Additionally, an increase in our leverage could adversely affect us by:

•	increasing the cost of future debt financing;

•	increasing our vulnerability to adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce funds available to us for operations, future business opportunities or other purposes; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

     A significant reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

     We cannot be sure that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade could increase our borrowing costs, which would diminish our financial results. We would likely be required to pay a higher interest rate in future financings, and our potential pool of investors and funding sources could decrease. In addition, borrowing costs under certain of our existing credit facilities depend on our credit ratings. A downgrade could also require us to provide additional support in the form of letters of credit or cash or other collateral to various counterparties. If our short-term ratings were to be lowered, it could limit our access to the commercial paper market. We note that the ratings from rating agencies are not recommendations to buy, sell or hold our securities and that each rating should be evaluated independently of any other rating.

     The use of derivative contracts in the normal course of our business and changing interest rates and market conditions could result in financial losses that negatively impact our results of operations.

     Our operations include managing market risks related to commodity prices and, subject to specified risk parameters, engaging in marketing and trading activities intended to profit from market price movements. We are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal, and emissions allowances and credits. We have established procedures to manage risks associated with these market fluctuations by utilizing various commodity derivatives, including exchange-traded futures and options and over-the-counter forwards, options, and swaps. As part of our overall risk management program, we enter into derivative transactions to hedge purchases and sales of electricity, fuels, and emissions allowances and credits. The changes in market value of such contracts have a high correlation to price changes in the hedged commodity.

     We are exposed to losses in the event of nonperformance or nonpayment by counterparties. We use a risk management process to assess and monitor the financial exposure of all counterparties. Despite the fact that the majority of trading counterparties are rated as investment grade by the rating agencies, there is still a possibility that one or more of these companies could default, resulting in a material adverse impact on our earnings for a given period.

     Changing interest rates will affect interest paid on variable-rate debt and interest earned by our pension plan and nuclear decommissioning trust funds. Our policy is to manage interest rates through the use of a combination of fixed-rate and floating-rate debt. The pension plan is also impacted by the discount rate, which is the interest rate used to discount future pension obligations. Continuation of recent decreases in the discount rate would result in increases in pension costs, cash contributions, and charges to other comprehensive income. The pension plan and nuclear decommissioning trust funds also have risks associated with changing market values of equity investments. A significant portion of the pension costs and all of the nuclear decommissioning costs are recovered in regulated electricity prices.

     Actual results could differ from estimates used to prepare our financial statements.

     In preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. We consider the following accounting policies to be our most critical because of the uncertainties, judgments and complexities of the underlying accounting standards and operations involved.

•	Regulatory Accounting - Regulatory accounting allows for the actions of regulators, such as the ACC and the FERC, to be reflected in the financial statements. Their actions may cause us to capitalize costs that would otherwise be included as an expense in the current period by unregulated companies. If future recovery of costs ceases to be probable, the assets would be written off as a charge in current period earnings. We had $169 million of regulatory assets on our balance sheet at September 30, 2004.

•	Pensions and Other Postretirement Benefit Accounting - Changes in our actuarial assumptions used in calculating our pension and other postretirement benefit liability and expense can have a significant impact on our earnings, plan funding requirements and financial position. The most relevant actuarial assumptions are the discount rate used to measure our liability and net periodic cost, the expected long-term rate of return on plan assets used to estimate earnings on invested funds over the long-term, and the assumed healthcare cost trend rates. We review these assumptions on an annual basis and adjust them as necessary.

•	Derivative Accounting - Derivative accounting requires evaluation of rules that are complex and subject to varying interpretations. Our evaluation of these rules, as they apply to our contracts, will determine whether we use accrual accounting or fair value (mark-to-market) accounting. Mark-to-market accounting requires that changes in fair value be recorded in earnings or, if certain hedge accounting criteria are met, in common stock equity (as a component of other comprehensive income (loss)).

•	Mark-to-Market Accounting - The market value of our derivative contracts is not always readily determinable. In some cases, we use models and other valuation techniques to determine fair value. The use of these models and valuation techniques sometimes requires subjective and complex judgment. Actual results could differ from the results estimated through application of these methods. Our marketing and trading portfolio consists of structured activities hedged with a portfolio of forward purchases that protects the economic value of the sales transactions.

     The market price of our common stock may be volatile.

     The market price of our common stock could be subject to significant fluctuations in response to factors such as the following, some of which are beyond our control:

•	variations in our quarterly operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	developments generally affecting industries in which we operate, particularly the energy distribution and energy generation industries;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	favorable or adverse regulatory developments;

•	our dividend policy;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.

     In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

     Our common stock price could be affected because a substantial number of our shares could be available for sale in the future.

     Sales in the public market of a substantial number of shares of common stock could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. Because of the number of shares of our common stock that we are authorized to issue under our articles of incorporation, a substantial number of shares of our common stock could be available for future sale.

     We may enter into credit and other agreements from time to time that restrict our ability to pay dividends.

     Payment of dividends on our common stock may be restricted by credit and other agreements entered into by us from time to time. At September 30, 2004, there were no material restrictions on our ability to pay dividends under any such agreement.

     Certain provisions of our articles of incorporation and bylaws and of Arizona law make it more difficult for shareholders to change the composition of our board and may discourage takeover attempts that could be beneficial to us and our shareholders.

     Certain provisions of our articles of incorporation and bylaws and of Arizona law make it more difficult for shareholders to change the composition of our board and may discourage unsolicited attempts to acquire us, which could preclude our shareholders from receiving a change of control premium. These provisions include the following:

•	provisions of our bylaws and Arizona law that restrict our ability to engage in a wide range of “business combination” transactions with an “interested shareholder” (generally, any person who owns 10% or more of our outstanding voting power or any of our affiliates or associates) or any affiliate or associate of an interested shareholder, unless specific conditions are met;

•	anti-greenmail provisions of Arizona law and our bylaws that prohibit us from purchasing shares of our voting stock from beneficial owners of more than 5% of our outstanding shares unless specified conditions are satisfied;

•	provisions of our bylaws and Arizona law that provide that shareholder action may be taken only at an annual or special meeting or by unanimous written consent, and provisions of our bylaws that provide that a special meeting of shareholders may only be called by a majority of our Board of Directors, the Chairman of our Board of Directors, or our President;

•	advance notice procedures for nominating candidates to our Board of Directors or presenting matters at shareholder meetings;

•	provisions of our articles and bylaws that provide for a staggered Board of Directors;

•	provisions of our bylaws that provide that shareholders may only remove a director with or without cause if the votes cast in favor of such removal exceed the votes cast against such removal (with special requirements, based on cumulative voting rights, if less than the entire board is to be removed); and

•	the ability of our Board of Directors to issue additional shares of common stock and shares of preferred stock and to determine the price and, with respect to preferred stock, the other terms, including preferences and voting rights, of those shares without shareholder approval.

     In addition, we have adopted a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals, including takeover proposals that could result in a premium over the market price of our common stock.

     While these provisions have the effect of encouraging persons seeking to acquire control of us to negotiate with our Board of Directors, they could enable the board to hinder or frustrate a transaction that some, or a majority, of our shareholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. For more information, see “Description of Common Stock-Certain Anti-takeover Effects” in this prospectus.

ABOUT THIS PROSPECTUS

     This prospectus is part of a shelf registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer up to $500,000,000 aggregate initial offering price of the debt securities, preferred stock, common stock, purchase contracts and units described in this prospectus in one or more offerings. In this prospectus we will refer to the debt securities, preferred stock, common stock, purchase contracts and units collectively as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in any supplement, you should rely on the information in the supplement. In addition, the registration statement filed with the SEC includes exhibits that provide more details about the securities. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading “Where You Can Find More Information.” You should assume that the information appearing in this prospectus and any supplement to this prospectus is accurate only as of the dates on their covers. Our business, financial condition, results of operations, and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement, and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “predicts,” “should,” or similar expressions, we are making forward-looking statements.

     Forward-looking statements are not guarantees of performance. They involve risks, including those described under “Risk Factors” above, uncertainties, and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Except to the extent required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These factors include, but are not limited to:

•	state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the ACC on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC;

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory, legislative and judicial proceedings relating to the restructuring;

•	market prices for electricity and natural gas;

•	power plant performance and outages, including transmission outages and constraints;

•	weather variations affecting local and regional customer energy usage;

•	customer growth and energy usage;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile purchased power and fuel costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	the uncertainty that current credit ratings will remain in effect for any given period of time;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	the performance of our marketing and trading activities due to volatile market liquidity and any deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	changes in accounting principles generally accepted in the United States of America and the interpretation of those principles;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of our required contributions to our pension plan and nuclear decommissioning trust funds, as well as our reported costs of providing pension and other postretirement benefits;

•	technological developments in the electric industry;

•	the strength of the real estate market in SunCor Development Company’s market areas, which include Arizona, Idaho, New Mexico and Utah;

•	conservation programs; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

     You are cautioned not to put undue reliance on any forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this prospectus, including in the information incorporated by reference in this prospectus, and any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

     We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104. Our filings with the SEC are also available on our own web site at http://www.pinnaclewest.com. The other information on our web site is not part of this prospectus or any prospectus supplement.

Incorporation By Reference

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all documents we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all securities are sold under this prospectus, excluding, in each case, information deemed furnished and not filed.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (except for Item 8, which has been revised in the Current Report on Form 8-K filed December 20, 2004);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2004;

•	Current Reports on Form 8-K filed on January 9, January 28, January 29, February 2, February 4, April 21, May 7, June 2, June 23, July 29, August 9, August 18, October 22, October 25 and December 20, 2004.

•	The description of the Company’s common stock contained in the registration statement on Form 8-B filed with the SEC on July 25, 1985, and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including the Company’s Current Report on Form 8-K dated March 22, 1999 and Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.

     You may request a copy of these filings and will receive a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pinnacle West Capital Corporation
Office of the Secretary
Station 9068
P.O. Box 53999
Phoenix, Arizona 85072-3999
(602) 250-3252

THE COMPANY

     We own all of the outstanding common stock of APS. APS was incorporated in 1920 under the laws of Arizona. APS is a vertically-integrated electric utility that provides either retail or wholesale electric service to most of the State of Arizona. Through APS’ marketing and trading division, APS generates, sells and delivers electricity to wholesale customers in the western United States. APS’ marketing and trading division also sells, in the wholesale market, the generation output of our subsidiary, Pinnacle West Energy, that is not needed for APS’ native load, which includes loads for retail customers and traditional cost-of-service wholesale customers. The marketing and trading division focuses primarily on managing APS’ purchased power and fuel risks in connection with APS’ costs of serving retail customer energy requirements. APS does not distribute any products. APS currently has more than 931,500 customers. Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004, and the telephone number is 602-250-1000.

     Our other major subsidiaries are:

•	Pinnacle West Energy, through which we conduct our unregulated electricity generation operations;

•	APS Energy Services Company, Inc., which provides commodity-related energy services (such as direct access commodity contracts, energy procurement, and energy supply consultation) and energy-related products and services (such as energy master planning, energy use consultation and facility audits, cogeneration analysis and installation, and project management) to commercial, industrial and institutional retail customers in the western United States;

•	SunCor Development Company, a developer of residential, commercial, and industrial real estate projects in Arizona, Idaho, New Mexico, and Utah; and

•	El Dorado Investment Company, an investment firm.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred dividends (we have reclassified certain prior year amounts to conform to the current year presentation):

	Nine Months Ended	Twelve Months Ended
	September 30	December 31,
	2004	2003	2002	2001	2000	1999
Consolidated ratio of earnings to fixed charges	2.92	2.39	2.77	3.55	3.44	3.11
Consolidated ratio of earnings to combined fixed charges and preferred dividends	2.92	2.39	2.77	3.55	3.44	3.09

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items and cumulative effect of change in accounting for derivatives, plus the amount of fixed charges as defined below. Fixed charges consist of: expensed interest; amortization of debt discount, premium and expense; and an estimate of interest implicit in rentals.

     The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items and cumulative effect of change in accounting for derivatives, plus the amount of combined fixed charges and preferred dividends as defined below. Combined fixed charges and preferred dividends consist of: expensed interest; amortization of debt discount, premium and expense; an estimate of interest implicit in rentals; and preferred stock dividend requirements of majority-owned subsidiaries increased to reflect our pre-tax earnings requirement.

USE OF PROCEEDS

     We intend to use the proceeds from the sale of these securities for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, the funding of working capital, acquisitions and stock repurchases and/or capital infusions into one or more of our subsidiaries for any of those purposes. The specific use of proceeds from the sale of securities will be set forth in the prospectus supplement relating to each offering of these securities.

GENERAL DESCRIPTION OF THE SECURITIES

     We, directly or through agents, dealers or underwriters that we designate, may offer and sell, from time to time, up to $500,000,000 (or the equivalent in one or more foreign currencies or currency units) aggregate initial offering price of:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	shares of our common stock;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

     We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities and/or shares of preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

     The following description highlights the general terms of the debt securities. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which any of these general provisions will not apply.

     We can issue an unlimited amount of debt securities under the indentures listed below. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. The debt securities of each series will be our direct, unsecured obligations. The debt securities may be issued in one or more new series under:

•	an Indenture, dated as of December 1, 2000, between The Bank of New York and us, as amended from time to time, in the case of senior debt securities;

•	an Indenture, dated as of December 1, 2000, as amended from time to time, between The Bank of New York and us, in the case of subordinated debt securities; or

•	in the case of convertible debt securities, one of two new indentures between us and The Bank of New York, as trustee, for convertible senior debt securities or convertible subordinated debt securities.

     As of September 30, 2004, there was outstanding $300 million of our 6.40% Notes due 2006 and $165 million of our Floating Rate Senior Notes due 2005 under the senior debt securities indenture described above.

     As of September 30, 2004, there was no debt outstanding under the subordinated debt securities indenture.

     Because we are structured as a holding company, all existing and future indebtedness and other liabilities of our subsidiaries will be effectively senior in right of payment to our debt securities, whether senior debt securities or subordinated debt securities. None of the above Indentures limits our ability or the ability of our subsidiaries to incur additional indebtedness in the future. The assets and cash flows of our subsidiaries will be available, in the first instance, to service their own debt and other obligations and our ability to have the benefit of their assets and cash flows, particularly in the case of any insolvency or financial distress affecting our subsidiaries, would arise only through our equity ownership interests in our subsidiaries and only after their creditors had been satisfied. As of September 30, 2004, our subsidiaries, principally APS, had approximately $2.8 billion of debt outstanding.

     We have summarized selected provisions of the Indentures below. The summary is not complete. We have filed the senior and subordinated Indentures and the forms of the convertible Indentures as exhibits to the registration statement. You should read the Indentures in their entirety, including the definitions of certain terms, together with this prospectus and the prospectus supplement before you make any investment decision. Although separate Indentures are used for subordinated debt securities, senior debt securities, convertible subordinated debt securities and convertible senior debt securities, references to the “Indenture” and the description of the “Indenture” in this section apply to all Indentures, unless otherwise noted.

     You should refer to the prospectus supplement attached to this prospectus for the following information about a new series of debt securities:

•	title of the debt securities;

•	the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date on which the debt securities mature;

•	the interest rate;

•	when the interest on the debt securities accrues and is payable;

•	the record dates for the payment of interest;

•	places where principal, premium, or interest will be payable;

•	periods within which, and prices at which, we can redeem debt securities at our option;

•	any obligation on our part to redeem or purchase debt securities pursuant to a sinking fund or at the option of the holder;

•	denominations and multiples at which debt securities will be issued if other than $1,000;

•	any index or formula from which the amount of principal or any premium or interest may be determined;

•	any allowance for alternative currencies and determination of value;

•	whether the debt securities are convertible and the terms and conditions applicable to conversion, including the conversion price or rate, the conversion period, and other conversion terms and provisions;

•	whether the debt securities are defeasible under the terms of the Indenture;

•	whether we are issuing the debt securities as global securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare the principal amount due and payable if there is any default;

•	any addition to or change in the covenants in the Indenture; and

•	any other terms.

     We may sell the debt securities at a substantial discount below their principal amount. The prospectus supplement may describe special federal income tax considerations that apply to debt securities sold at an original issue discount or to debt securities that are denominated in a currency other than United States dollars.

     Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

     Other than the protections described in this prospectus and in the prospectus supplement, holders of debt securities would not be protected by the covenants in the Indenture from a highly-leveraged transaction.

Subordination

     Each Indenture relating to the subordinated debt securities states that, unless otherwise provided in a supplemental indenture or a board resolution, the debt securities will be subordinate to all senior debt. This is true whether the senior debt is outstanding as of the date of the Indenture or is incurred afterwards. The balance of the information under this heading assumes that a supplemental indenture or a board resolution results in a series of debt securities being subordinated obligations.

     The Indenture states that we cannot make payments of principal, premium, or interest on the subordinated debt if:

•	the principal, premium or interest on senior debt is not paid when due and the applicable grace period for the default has ended and the default has not been cured or waived; or

•	the maturity of any senior debt has been accelerated because of a default.

     The Indenture provides that we must pay all senior debt in full before the holders of the subordinated debt securities may receive or retain any payment if our assets are distributed to our creditors upon any of the following:

•	dissolution;

•	winding-up;

•	liquidation;

•	reorganization, whether voluntary or involuntary;

•	bankruptcy;

•	insolvency;

•	receivership; or

•	any other proceedings.

     The Indenture provides that when all amounts owing on the senior debt are paid in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

     The Indenture defines senior debt as the principal, premium, interest and any other payment due under any of the following, whether outstanding at the date of the Indenture or thereafter incurred, created or assumed:

•	all of our debt evidenced by notes, debentures, bonds, or other securities we sell for money;

•	all debt of others of the kinds described in the preceding bullet point that we assume or guarantee in any manner; and

•	all renewals, extensions, or refundings of debt of the kinds described in either of the two preceding bullet points.

     However, the preceding will not be considered senior debt if the document creating the debt or the assumption or guarantee of the debt states that it is not superior to or that it is on equal footing with the subordinated debt securities.

     The Indenture does not limit the aggregate amount of senior debt that we may issue. As of September 30, 2004, our outstanding senior debt (excluding the debt of our subsidiaries) was approximately $478 million.

Convertibility

     No series of debt securities, whether senior or subordinated, will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement. You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific conversion provisions and terms of any series of convertible debt securities that we may offer by that prospectus supplement. These terms and provisions may include:

•	the title and specific designation of the convertible debt securities, including whether they are convertible senior debt securities or convertible subordinated debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities or any addition to or changes in the events of default or covenants of any convertible debt securities.

Form, Exchange, and Transfer

     Each series of debt securities will be issuable only in fully registered form and without coupons. In addition, unless otherwise specified in a prospectus supplement, the debt securities will be issued in denominations of $1,000 and multiples of $1,000. We, the trustee, and any of our agents may treat the registered holder of a debt security as the absolute owner for the purpose of making payments, giving notices, and for all other purposes.

     The holders of debt securities may exchange them for any other debt securities of the same series, in authorized denominations and equal principal amount. However, this type of exchange will be subject to the terms of the Indenture and any limitations that apply to global securities.

     A holder may transfer debt securities by presenting the endorsed security at the office of a security registrar or at the office of any transfer agent we designate. The holder will not be charged for any exchange or registration of transfer, but we may require payment to cover any tax or other governmental charge in connection with the transaction. We have appointed the trustee under each Indenture as security registrar. A prospectus supplement will name any transfer agent we designate for any debt securities if different from the security registrar. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts at any time, except that we will maintain a transfer agent in each place of payment for debt securities.

     If the debt securities of any series are to be redeemed in part, we will not be required to do any of the following:

•	issue, register the transfer of, or exchange any debt securities of that series and/or tenor beginning 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, except for an unredeemed portion of a debt security that is being redeemed in part.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, we will pay interest on a debt security on any interest payment date to the person in whose name the debt security is registered.

     Unless otherwise indicated in the applicable prospectus supplement, the principal, premium, and interest on the debt securities of a particular series will be payable at the office of the paying agents that we may designate. However, we may pay any interest by check mailed to the address, as it appears in the security register, of the person entitled to that interest. Also, unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be our sole paying agent for payments with respect to debt securities of each series. Any other paying agent that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will maintain a paying agent in each place of payment for the debt securities of a particular series.

     All money that we pay to a paying agent for the payment of the principal, premium, or interest on any debt security that remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the debt security may look only to us for payment.

Consolidation, Merger, and Sale Of Assets

     Unless otherwise indicated in the applicable prospectus supplement, we may not:

•	consolidate with or merge into any other entity;

•	convey, transfer, or lease our properties and assets substantially as an entirety to any entity; or

•	permit any entity to consolidate with or merge into us or convey, transfer, or lease its properties and assets substantially as an entirety to us,

unless the following conditions are met:

•	the successor entity is a corporation, partnership, unincorporated organization or trust, organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions are met.

     Upon any merger, consolidation, or transfer or lease of properties, the successor person will be substituted for us under the Indenture, and, thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the debt securities.

Events of Default

     Each of the following will be an event of default under the Indenture with respect to debt securities of any series:

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to pay any interest on any debt securities of that series when due, and the continuance of that failure for 30 days;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt securities of that series;

•	our failure to perform any of our other covenants in the Indenture relating to that series and the continuance of that failure for 90 days after written notice has been given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	bankruptcy, insolvency, or reorganization events involving us; and

•	any other event of default for that series described in the applicable prospectus supplement.

     If an event of default occurs and is continuing, other than an event of default relating to bankruptcy, insolvency, or reorganization, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the debt securities of that series to be due and payable immediately. In the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the portion of the principal amount of the debt security specified in the terms of such debt security to be immediately due and payable upon an event of default.

     If an event of default involving bankruptcy, insolvency, or reorganization occurs, the principal amount of all the debt securities of the affected series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

     The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

     No holder of a debt security of any series will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holder or holders have offered reasonable indemnity, to the trustee to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the request within 60 days after the notice, request, and offer of indemnity.

     The limitations provided above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, premium, or interest on the debt security on or after the applicable due date.

     We are required to furnish to the trustee annually a certificate of various officers stating whether or not we are in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all known defaults.

Modification and Waiver

     In limited cases, we and the trustee may make modifications and amendments to the Indenture without the consent of the holders of any series of debt securities. We and the trustee may also make modifications and amendments to the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, without the consent of the holder of each outstanding debt security affected, no modification or amendment may:

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of the security;

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	with respect to convertible debt securities only, adversely affect the right to convert any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or is necessary for waiver of compliance with certain provisions of the Indenture or of certain defaults, or modify the provisions of the Indenture relating to modification and waiver.

     In general, compliance with certain restrictive provisions of the Indenture may be waived by the holders of not less than 66-2/3% in aggregate principal amount of the outstanding debt securities of any series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except:

•	a default in the payment of principal, premium, or interest; and

•	a default under covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series.

     In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date:

•	the principal amount of an outstanding original issue discount security will be the amount of the principal that would be due and payable upon acceleration of the maturity on that date,

•	if the principal amount payable at the stated maturity of a debt security is not determinable, the principal amount of the outstanding debt security will be an amount determined in the manner prescribed for the debt security; and

•	the principal amount of an outstanding debt security denominated in one or more foreign currencies will be the U.S. dollar equivalent of the principal amount of the debt security or, in the case of a debt security described in the previous bullet point above, the amount described in that bullet point.

     If debt securities have been fully defeased or if we have deposited money with the trustee to redeem debt securities, they will not be considered outstanding.

     Except in limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or any other shorter period that we may specify. The period may be shortened or lengthened, but not beyond 180 days.

Defeasance and Covenant Defeasance

     We may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants in the Indenture, applied to the debt securities of any series, or to any specified part of a series. The prospectus supplement used in connection with the offering of any debt securities will state whether we can make these elections for that series.

     Defeasance and Discharge

     We will be discharged from all of our obligations with respect to the debt securities of a series if we deposit with the trustee money in an amount sufficient to pay the principal, premium, and interest on the debt securities of that series when due in accordance with the terms of the Indenture and the debt securities. We can also deposit securities that will provide the necessary monies. However, we will not be discharged from the obligations to exchange or register the transfer of debt securities, to replace stolen, lost, or mutilated debt securities, to maintain paying agencies, and to hold moneys for payment in trust. The defeasance or discharge may occur only if we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities:

•	will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance, and discharge; and

•	will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if the deposit, defeasance, and discharge were not to occur.

     Defeasance of Covenants

     We may elect to omit compliance with restrictive covenants in the Indenture and any additional covenants that may be described in the applicable prospectus supplement for a series of debt securities. This election will preclude some actions from being considered defaults under the Indenture for the applicable series. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of debt securities, funds in an amount sufficient to pay the principal, premium and interest on the debt securities of the applicable series. We may also deposit securities that will provide the necessary monies. We will also be required to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of funds deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on the debt securities on any acceleration resulting from an event of default. In that case, we would remain liable for the additional payments.

Governing Law

     The law of the State of New York will govern the Indenture and the debt securities.

Global Securities

     Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. We will register each global security in the name of a depositary or nominee identified in a prospectus supplement and deposit the global security with the depositary or nominee. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and other matters specified in a supplemental indenture to the Indenture.

     No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary, unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary;

•	a default has occurred and is continuing with respect to the debt securities represented by the global security; or

•	any other circumstances exist that may be described in the applicable supplemental indenture and prospectus supplement.

     We will register all securities issued in exchange for a global security or any portion of a global security in the names specified by the depositary.

     As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the debt securities that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have the global security or debt securities registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any debt securities for any purpose under the Indenture.

     We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws make it difficult to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as Participants, and to persons that may hold beneficial interests through Participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its Participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the Participant. Likewise, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee, nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any Participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising, or reviewing any records relating to the beneficial interests.

Regarding the Trustee

     The Bank of New York is the trustee under our Indentures relating to the senior debt securities and the convertible senior debt securities and our Indentures relating to the subordinated debt securities and the convertible subordinated debt securities. It is also trustee of our pension plan and under various indentures covering securities issued by APS or on APS’ behalf. We and our affiliates maintain normal commercial and banking relationships with The Bank of New York, including The Bank of New York serving as transfer agent and registrar for our common stock. In the future The Bank of New York and its affiliates may provide banking, investment and other services to us and our affiliates.

DESCRIPTION OF PREFERRED STOCK

     We may issue, from time to time, shares of one or more series of our preferred stock. The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The particular terms of any series of preferred stock and the extent, if any, to which these general provisions may apply to the series of preferred stock offered will be described in the prospectus supplement relating to that preferred stock.

     The following summary of provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of incorporation, bylaws, and the amendment to our articles relating to a specific series of the preferred stock (the “statement of preferred stock designations”), which will be in the form filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part. Before investing in any series of our preferred stock, you should read our articles, bylaws and the relevant statement of preferred stock designations.

General

     Under our articles of incorporation, we have the authority to issue up to 10,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. 4,400,000 shares of preferred stock are reserved for issuance under our shareholders rights plan. See “Description of Common Stock—Certain Anti-takeover Effects—Shareholder Rights Plan.” Our Board of Directors is authorized to issue shares of preferred stock, in one or more series, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the Arizona Business Corporation Act (the “ABCA”).

     Our Board of Directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

•	whether and on what terms the shares of the series will be subject to redemption or repurchase at our option or at the option of the holders thereof;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

     Holders of shares of preferred stock shall be entitled to receive, when and as declared by our Board of Directors out of our funds legally available therefor, a cash dividend payable at the dates and at the rates, if any, per share as set forth in the applicable prospectus supplement.

Convertibility

     No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

     No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

     Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive distributions out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation and (ii) shares of common stock. The amount of liquidating distributions received by holders of preferred stock will generally equal the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock, plus any dividends accrued and accumulated but unpaid to the date of final distribution. The holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation shall have been paid or set aside for payment in full.

     If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of us.

Voting Rights

     The holders of each series of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our Board of Directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series, including rights to elect additional board members if we fail to pay dividends in a timely fashion.

     Arizona law provides for certain voting rights for holders of a class of stock, even if the stock does not have other voting rights. Thus, the holders of all shares of a class, would be entitled to vote on any amendment to our articles of incorporation that would:

•	increase or decrease the aggregate number of authorized shares of the class the class;

•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

•	effect an exchange or reclassification, or create the right of exchange of all or part of the shares of another class into shares of the class;

•	change the designations, rights, obligations, preferences, or limitations of all or part of the shares of the class;

•	change the shares of all or part of the class into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

•	increase rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the class; and

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.

     If the proposed amendment would affect a series of the class, but not the entire class, in one or more of the ways described in the bullets above, then the shares of the affected series will have the right to vote on the amendment as a separate voting group. However, if a proposed amendment that would entitle two or more series of the class to vote as separate voting groups would affect those series in the same or a substantially similar way, the shares of all the series so affected must vote together as a single voting group on the proposed amendment.

     Unless the articles of incorporation, Arizona law or the Board of Directors would require a greater vote or unless the articles or Arizona law would require a different quorum, if an amendment to the articles would allow the preferred stock or one or more series of the preferred stock to vote as voting groups, the vote required by each voting group would be:

•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters’ rights for that voting group; and

•	in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.

     Arizona law may also require that the preferred stock be entitled to vote on certain other extraordinary transactions.

Miscellaneous

     The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions entered into by us. Any material contractual restrictions on dividend payments will be described or incorporated by reference in the applicable prospectus supplement.

     When we offer to sell a series of preferred stock, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus.

No Other Rights

     The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our articles of incorporation or the applicable statement of preferred stock designations or as otherwise required by law.

Transfer Agent and Registrar

     The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

     We may issue, from time to time, shares of our common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our articles of incorporation, bylaws and the applicable prospectus supplement.

Authorized Shares

     Under our articles of incorporation, we have the authority to issue 150,000,000 shares of common stock. We have outstanding approximately 91,774,759 shares of our common stock (as of December 17, 2004) and we have reserved for issuance approximately 27,167,072 shares of our common stock (as of December 17, 2004), excluding any shares of common stock that could be issued under the shareholders rights plan.

Dividends

     Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Any material contractual restrictions on dividend payments will be described in the applicable prospectus supplement.

Voting Rights

     Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. Arizona law provides for cumulative voting for the election of directors. As a result, any shareholder may cumulate his or her votes by casting them all for any one director nominee or by distributing them among two or more nominees.

Staggered Terms of Directors

     Our Board of Directors is elected in three classes with staggered three-year terms. We currently have five directors in class I and four directors each in classes II and III. One class of directors is elected each year for a three-year term. Election of directors with staggered terms lessens the effectiveness of cumulative voting rights by reducing the number of directors who are elected in any given year.

Liquidation Rights

     Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

     Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Miscellaneous

     All shares of common stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us.

Transfer Agent and Registrar

     The Bank of New York is the principal transfer agent and registrar for the common stock.

Preferred Stock

     Our Board of Directors has the authority, without any further action by our stockholders, to issue from time to time shares of preferred stock, in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if our board of directors authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock. See also “Description of Preferred Stock” above.

Certain Anti-takeover Effects

     General. Certain provisions of our articles of incorporation, bylaws, and the Arizona Revised Statutes (“ARS”), as well as our shareholder rights plan, may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest, including a transaction that results in a premium over the market price of the common stock. The summary of the provisions of our articles, bylaws, shareholder rights plan, and the ARS set forth below does not purport to be complete and is qualified in its entirety by reference to our articles, bylaws, shareholder rights plan, and the ARS.

     Business Combinations. ARS § 10-2741 through 2743 and Article XII of our bylaws restrict a wide range of transactions (collectively, “business combinations”) between us or, in certain cases, one of our subsidiaries, and an interested shareholder (or any affiliate or associate of the interested shareholder). An “interested shareholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of our outstanding voting power or any of our affiliates or associates who at any time within the prior three years was such a beneficial owner. The statute broadly defines “business combinations” to include, among other things and with certain exceptions:

•	mergers and consolidations with an interested shareholder or an affiliate or associate of the interested shareholder;

•	share exchanges with an interested shareholder or an affiliate or associate of the interested shareholder;

•	any sale, lease, exchange, mortgage pledge, transfer or other disposition of assets to an interested shareholder or an affiliate or associate of the interested shareholder, representing 10% or more of (i) the aggregate market value of all of our consolidated assets as of the end of the most recent fiscal quarter, (ii) the aggregate market value of all our outstanding shares, or (iii) our consolidated revenues or net income for the four most recent fiscal quarters;

•	the issuance or transfer of shares of stock having an aggregate market value of 5% or more of the aggregate market value of all of our outstanding shares to an interested shareholder or an affiliate or associate of the interested shareholder;

•	the adoption of a plan or proposal for our liquidation or dissolution or reincorporation in another state or jurisdiction pursuant to an agreement or arrangement with an interested shareholder or an affiliate or associate of the interested shareholder;

•	corporate actions, such as stock splits and stock dividends, and other transactions resulting in an increase in the proportionate share of the outstanding shares of any series or class of stock of us or any of our subsidiaries owned by an interested shareholder or an affiliate or associate of the interested shareholder; and

•	the receipt by an interested shareholder or an affiliate or associate of the interested shareholder of the benefit (other than proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through us or any of our subsidiaries.

     The ARS and our bylaws provide that, subject to certain exceptions, we may not engage in a business combination with an interested shareholder (or any affiliate or associate of the interested shareholder) or authorize one of our subsidiaries to do so, for a period of three years after the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder (the “share acquisition date”), unless either the business combination or the interested shareholder’s acquisition of shares on the share acquisition date is approved by a committee of our Board of Directors (comprised solely of disinterested directors or other disinterested persons) prior to the interested shareholder’s share acquisition date.

     In addition, after such three-year period, the ARS and our bylaws prohibit us from engaging in any business combination with an interested shareholder (or any affiliate or associate of the interested shareholder), subject to certain exceptions, unless:

•	the business combination or acquisition of shares by the interested shareholder on the share acquisition date was approved by our Board of Directors prior to the share acquisition date;

•	the business combination is approved by holders of a majority of our outstanding shares (excluding shares beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder) at a meeting called after such three-year period; or

•	the business combination satisfies specified price and other requirements.

     Anti-Greenmail Provisions. ARS § 10-2704 and Article XIII of our bylaws prohibit us from purchasing any shares of our voting stock from any beneficial owner (or group of beneficial owners acting together to acquire, own or vote our shares) of more than 5% of the voting power of our outstanding shares at a price per share in excess of the average closing sale price during the 30 trading days preceding the purchase or if the person or persons have commenced a tender offer or announced an intention to seek control of us, during the 30 trading days prior to the commencement of the tender offer or the making of the announcement, unless

•	the 5% beneficial owner has beneficially owned the shares to be purchased for a period of at least three years;

•	holders of a majority of our voting power (excluding shares held by the 5% beneficial owner or its affiliates or associates or by any of our officers and directors) approve the purchase; or

•	we make the repurchase offer available to all holders of the class or series of securities to be purchased and to all holders of other securities convertible into that class or series.

     Control Share Acquisition Statute. Through a provision in our bylaws, we have opted out of ARS § 10-2721 through 2727, the Arizona statutory provisions regulating control share acquisitions. As a result, potential acquirors are not subject to the limitations imposed by that statute.

     Shareholder Rights Plan. We have adopted a shareholder rights plan under which one preferred share purchase right is attached to each outstanding share of our common stock. The rights become exercisable and will be separated from the common stock on the Distribution Date, as such term is defined in the plan. Generally, subject to specified exceptions, the Distribution Date will occur on the earlier of:

•	10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of our outstanding common stock, or

•	10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

     Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $130, subject to adjustment under specified circumstances. However, after any person has become an acquiring person (a “Flip-In Event”), upon exercise of the right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In other words, a rights holder may purchase common stock at a 50% discount. In some circumstances, the holder will receive cash, property or other securities instead of common stock. Upon the occurrence of a Flip-In Event, any rights owned by an acquiring person, its affiliates and associates and certain of its transferees will become null and void.

     In the event that a person becomes an acquiring person, we are then merged, and the common stock is exchanged or converted in the merger, then each right (other than those formerly held by the acquiring person, which became void) would “flip-over” and be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right. In other words, a rights holder may purchase the acquiring company’s common stock at a 50% discount.

     After a Flip-In Event but before a “flip-over” event (as described above) occurs and before an acquiring person becomes the owner of 50% or more of the common stock, the Board may cause the rights (either in whole or in part) to be exchanged for shares of common stock (or fractional interests in Series A Preferred Stock, or equivalent securities, of equal value) at a one-to-one exchange ratio. Rights held by the acquiring person, however, which became void upon the Flip-In Event, would not be entitled to participate in such exchange.

     We may redeem the rights for $0.01 per right at any time prior to the date on which a person becomes an acquiring person. The shareholder rights plan and the rights expire in March 2009, subject to extension.

     For so long as the rights are redeemable, the terms of the rights may be amended or supplemented by the Board of Directors at any time and from time to time without the consent of the holders of the rights. At any time when the rights are not redeemable, the Board of Directors may amend or supplement the terms of the rights, provided that such amendment does not adversely affect the interests of the holders of the rights. In no event may any amendment or supplement be made which changes the redemption price.

     Until a right is exercised, the holder thereof will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends, except as holder of the common stock to which the right is attached.

     For information on the terms of the Series A Preferred Stock, see the certificate of designation for the Series A Preferred Stock, the form of which is attached as Exhibit A to the Amended and Restated Rights Agreement, dated as of March 26, 1999, filed as an exhibit to our Current Report on Form 8-K dated March 22, 1999, which is incorporated herein by reference.

     Special Meetings of Shareholders. Pursuant to ARS § 10-702, except with respect to certain business combinations, as required by Arizona law, a special meeting of shareholders may be called by a corporation’s Board of Directors or any other person authorized to do so in its articles of incorporation or bylaws. Our bylaws provide that, except as required by law, special meetings of shareholders may only be called by a majority of our Board of Directors, the Chairman of the Board, or the President.

     Election and Removal of Directors. Our Board of Directors is divided into three classes. The directors in each class serve for a three year term, with one class being elected each year by our shareholders. The classification of our Board of Directors generally makes it more difficult for shareholders to effect a change in control because at least two shareholder meetings are required to elect a majority of our Board. Arizona law provides for cumulative voting in the election of directors, which may make it more difficult for shareholders to elect a majority of the Board of Directors.

     Our bylaws provide that any director may be removed with or without cause, but only at a special meeting of shareholders called for that purpose, if the votes cast in favor of such removal exceed the votes cast against such removal. However, if less than the entire Board of Directors is to be removed, no one director may be removed if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part.

     Shareholder Proposals and Director Nominations. A shareholder can submit shareholder proposals and nominate candidates for election to our Board of Directors if he or she follows the advance notice provisions set forth in our bylaws.

     With respect to shareholder proposals to bring business before the annual meeting, shareholders must submit a written notice to the Secretary of the Company not fewer than 90 nor more than 120 days prior to the first anniversary of the date of our previous year’s annual meeting of shareholders. However, if we have changed the date of the annual meeting by more than 30 days from the date of the previous year’s annual meeting, the written notice must be submitted no earlier than 120 days before the annual meeting and not later than 90 days before the annual meeting or ten days after the day we make public the date of the annual meeting. The written notice must briefly describe the business the shareholder desires to bring before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest in the proposal of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

     With respect to director nominations, shareholders must submit written notice to the Secretary of the Company at least 180 days prior to the date of the annual meeting. This requirement is also contained in our articles of incorporation. Our bylaws require that the written notice must contain all information relating to the director nominee that is required to be included in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as well as the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serving as a director if elected.

     All written notices delivered pursuant to the advance notice provisions of our bylaws are required to state (i) the name and address as they appear on our books of the sponsoring shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (ii) the class and number of shares that are owned beneficially and of record by the shareholder and such beneficial owner, (iii) a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) whether the shareholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement to holders of at least the number of shares required to adopt the proposal or elect the nominee or otherwise solicit proxies in favor of the proposal or nomination.

     Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual meeting, including proposing the election of non-incumbent directors.

     A shareholder must also comply with all applicable laws in proposing business to be conducted and in nominating directors. The notice provisions of the bylaws do not affect rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934.

     Additional Authorized Shares of Capital Stock. The authorized but unissued shares of common stock and preferred stock available for issuance under our articles of incorporation could be issued at such times, under such circumstances, and with such terms and conditions as to impede an acquisition transaction.

     Amendment to Articles of Incorporation and Bylaws. ARS § 10-1001 through 1003 generally provide that both the Board of Directors and the shareholders must approve amendments to an Arizona corporation’s articles of incorporation, except that the Board of Directors may adopt specified ministerial amendments without shareholder approval. Unless the articles of incorporation, Arizona law or the Board of Directors would require a greater vote or unless the articles or Arizona law would require a different quorum, the vote required by each voting group allowed or required to vote on the amendment would be:

•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters’ rights for that voting group; and

•	in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.

     Our articles of incorporation require the approval of at least two-thirds of the total voting power of all outstanding shares of our voting stock to amend the provisions in Article Third relating to serial preferred stock, Article Fifth relating to the election of our directors, including number, classification, term, and nomination procedure, and Article Tenth relating to this voting requirement.

     ARS § 10-1020 provides that the Board of Directors may amend the corporation’s bylaws unless either: (i) the articles or applicable law reserves this power exclusively to shareholders in whole or in part or (ii) the shareholders in amending or repealing a particular bylaw provide expressly that the Board may not amend or repeal that bylaw. An Arizona corporation’s shareholders may amend the corporation’s bylaws even though they may also be amended by the Board of Directors. Our bylaws may not be amended or repealed without the vote of a majority of the Board of Directors or the affirmative vote of a majority of votes cast on the matter at a meeting of shareholders.

DESCRIPTION OF THE PURCHASE CONTRACTS

     We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus (or a range of principal amount or number of shares pursuant to a predetermined formula) at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and in certain circumstances we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

     The applicable prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, such other securities or obligations. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

     We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

     Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

     We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses. Unless otherwise indicated in the prospectus supplement, any agreement we enter into with the underwriters will provide that the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the securities offered in the prospectus supplement if any are purchased.

     In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

     The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for any of the securities.

     One or more of the underwriters, and/or one or more of their respective affiliates, may be a lender under our credit agreements or those of our affiliates and may provide other commercial banking, investment banking and other services to us and/or our affiliates in the ordinary course of business.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those securities, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Pinnacle West Capital Corporation’s Current Report on Form 8-K filed December 20, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in 2003 in the method of accounting for non-trading derivatives, to the change in 2002 in the method of accounting for trading activities and to the change in 2001 in the method of accounting for derivatives and hedging activities), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

     Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, will opine on the validity of the offered securities. We currently anticipate that Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036, will opine on the validity of the offered securities for any underwriters of securities. Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP. Pillsbury Winthrop LLP may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P.

LOGO

5,300,000 Shares
Pinnacle West Capital Corporation
Common Stock

PROSPECTUS SUPPLEMENT
April 27, 2005

Lehman Brothers

Citigroup
Credit Suisse First Boston